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                                                                    Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            PRECISION PARTNERS, INC.
                           ---------------------------


                  Adopted in Accordance with the Provisions of
               Section 242 and 245 of the General Corporation Law
                            of the State of Delaware

                           ---------------------------

     The undersigned, being the Chief Financial Officer, Vice President, Treasurer and Secretary of Precision Partners, Inc., a corporation existing under the laws of the State of Delaware (the "COMPANY") does hereby certify that
(i) the Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on February 3, 1999 and (ii) the Certificate of Incorporation of the Company is hereby further amended and restated as follows:

          FIRST: The name of the Company is Precision Partners, Inc.

          SECOND: The address of the Company's registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, county of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as it now exists or may hereafter be amended and supplemented.

          FOURTH: The total number of shares of stock which the Company will have authority to issue is 120,000,000. The shares of stock of the Company will consist of two classes as follows: 60,000,000 shares of Class A Preferred Stock, par value .01 per share (the "CLASS A PREFERRED STOCK") and 60,000,000 shares of common stock, par value $.01 per share (the "COMMON STOCK"). The shares of Common Stock and the Preferred Stock are collectively referred to herein as "CAPITAL STOCK."

          A. DIVIDENDS. The holders of the shares of Capital Stock will be entitled to receive dividends when, as and if and only if declared by the Board of Directors, out of funds legally available therefore; PROVIDED, HOWEVER, no dividend may be declared on any class of Capital Stock unless similarly declared on the shares of the other classes of Class A Preferred Stock. A dividend, if declared on the shares of Capital Stock, will be paid to the holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared.

          B.   DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION, WINDING UP, ETC.

          (1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or other transactions referred to in Paragraph B(3) of



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this Article (collectively "LIQUIDATION TRANSACTIONS"), the holders of shares of
Class A Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are capital or surplus and whether or not any dividends are declared, before any payment will be made or any assets distributed to the holders of any shares of any other class of Capital Stock, an amount equal to whichever of the following has a greater fair market value: (i) an amount per share in cash equal to the Preference Value, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up, and (ii) the cash or other assets distributable upon such liquidation, dissolution or winding up with respect to the Capital Stock up to the Preference Value. If the assets of the Company, or the proceeds thereof, or the merger or other consideration payable to the stockholders, are not sufficient to pay in full the payments payable on each outstanding share of Class A Preferred Stock as determined in accordance with this Paragraph B(1), then each share of Class A Preferred Stock will participate ratably in such distribution of assets, or the proceeds thereof, or such payments and in any event no amount will be payable or distributed in respect of any shares of any other class of Capital Stock.

          (2) In the event of a Liquidation Transaction, after the distribution to be made to holders of Class A Preferred Stock in accordance with the terms set forth in Paragraph B(1) above, the holders of shares of Common Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are capital or surplus and whether or not any dividends are declared, an amount equal to the Liquidation Amount (as defined below), plus an amount in each equal to all accrued but unpaid dividends on the date fixed for liquidation, dissolution or winding up. The assets of the Company, or the proceeds thereof, or the merger or other consideration payable to the stockholders remaining after payment of the Liquidation Amount to the holders of Common Stock will be distributed pro rata to the holders of the Capital Stock.

          (3) Without limiting the generality or effect of Paragraphs B(1) or B(2) of this Article, for all purposes hereof, the term "LIQUIDATION TRANSACTION" will include any (i) sale, lease, transfer or other disposition of all or substantially all of the property or assets of the Company or (ii) consolidation or merger of the Company with or into one or more other entities, or (iii) any other business combination or acquisition transaction.

          (4) The liquidation payment with respect to each outstanding factional share of Common Stock under Paragraph B will be equal to a ratably proportionate amount of the liquidation payment under Paragraph B with respect to each outstanding share of Common Stock.

          (5) The term "LIQUIDATION AMOUNT" means, as it relates to Common Stock, the price per share at which each such share of Common Stock is issued.

          (6) The term "PREFERENCE VALUE" means, as it relates to Class A Preferred Stock, $.6265 per share.




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          C.   VOTING.

          (1) The holders of Common Stock shall vote as one class on all actions for which stockholder approval is required by law, this Certificate or the By-Laws of the Company, and each share of Common Stock will have one vote.

          (2) The Class A Preferred Stock will be non-voting, except as required by law, except as provided in Paragraph D of this Article, and except that, without the vote or consent of the majority of holders of the then-outstanding Class A Preferred Stock, voting separately as a class, no amendment to the certificate of incorporation of the Company (directly or in connection with a merger, consolidation or other event or by reason of the authorization or issuance of any additional shares of capital stock) may be effected which would adversely affect the powers, privileges, preferences or other rights of or pertaining to the Class A Preferred Stock.

          (3) The holders of the Common Stock will be entitled to elect an aggregate of six directors to the Board of Directors of the Company, four of whom will be designated by the managing member of Precision Partners Investment Fund, L.L.C., one of whom will be designated by Harvey (as defined in the Precision Partners, L.L.C. Limited Liability Company, dated as of September 30,
1998), and one of whom will be designated by the Corporate Management Investors (as defined in the Precision LLC Agreement).

          D. RESTRICTIONS ON TRANSFER. The Capital Stock will not be transferable without the consent of the holders of a majority of the outstanding shares of Capital Stock.

          E. GENERAL PROVISIONS. The headings of the paragraphs, subparagraphs, clauses and subclauses hereto are for convenience of reference only and will not define, limit or affect any of the provisions hereof.

          FIFTH: The name and mailing address of the incorporator is:

                 Sanford B. Kaynor, Jr.
                 Jones, Day, Reavis & Pogue
                 599 Lexington Avenue
                 New York, New York  10022

          SIXTH: The personal liability of the directors of the Company is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection
(b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Any repeal or modification of this Article Sixth will not adversely affect any right or protection of a director of the Company existing immediately prior to such repeal or modification.

          SEVENTH: The Company will, to the fullest extent permitted or required by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons to whom it will have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein will not be deemed exclusive of any other rights to which those indemnified may be entitled under




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any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such person. Any repeal or modification of this Article Seventh will not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

          EIGHTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Company by this certificate of incorporation are granted subject to the provisions of this Article Eighth.

          NINTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the state of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Company, without any action on the part of the Stockholders, but the Stockholders may make additional By-Laws and may alter, amend or repeal any By-Law whether adopted by them or otherwise. The Company may in its By-Laws confer powers upon its Board of Directors in additional to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.



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Dated:  March 18, 1999

                                       PRECISION PARTNERS, INC.

                                       By: /s/ Ronald M. Miller
                                           --------------------
                                           Name: Ronald M. Miller
                                           Title: Chief Financial Officer, Vice
                                                  President, Treasurer and
                                                  Secretary




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